UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): March 25, 2014

                                 AMERICANN, INC.
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                       000-54231              27-4336843
  ------------------------          -----------------        --------------
(State or other jurisdiction      (Commission File No.)     (IRS Employer
 of incorporation)                                           Identification No.)

                             1550 Larimer, Ste. 264
                                Denver, CO 80202
               -------------------------------------------------
          (Address of principal executive offices, including Zip Code)

            Registrant's telephone number, including area code: None

          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.  Departure of Directors or Certain Officers;  Election of Directors;
            Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On March 25, 2014 Timothy Keogh was appointed as the Company's Chief Executive Officer and a director.

     On March 25, 2014, the Company entered into an employment agreement with Mr. Keogh. The agreement: (i) has an initial term of three years; (ii) requires that Mr. Keogh devote at least 50% of his time to the Company and; (iii) provides that the Company will pay Mr. Keogh $12,000 per month during the term of the agreement. Pursuant to the employment agreement, Strategic Capital Partners, LLC, the Company's largest shareholder, sold 1,200,000 shares of the Company's common stock to Mr. Keogh at a price of $0.001 per share.

     Of these 1,200,000 shares, 300,000 shares vested on March 25, 2014 and 900,000 are subject to the following vesting requirements provided that Mr. Keogh is employed the Company on the applicable vesting date: (i) 300,000 Shares will vest on the earlier of March 20, 2015 or the date the Company receives at least $15,000,000 from the sale of its debt or equity securities; (ii) 300,000 Shares will vest on the earlier of March 20, 2016 or the date the Company receives at least $30,000,000 from the sale of its debt or equity securities; and (iii) 300,000 Shares will vest on the earlier March 19, 2017 or the date the Company receives at least $45,000,000 from the sale of its debt or equity securities. For purposes of the foregoing, traditional financing from banks or similar financial institutions will not be given effect and the required amounts to be raised will be cumulative.

     If during the term of the employment agreement Mr. Keogh is Terminated other than For Cause, there is a Change in Control, or Mr. Keogh terminates the employment agreement for Good Reason, then, all shares which have not yet vested will immediately vest.

     All shares that are not vested at the time of termination of Mr. Keogh's employment, if such termination is a Termination for Cause or a Voluntary Termination, will be repurchased by the Company at a price of $0.001 per share. Any shares which are not vested and which are not required to be purchased by the Company will be returned to treasury and cancelled.

     In addition the Company granted Mr. Keogh an option to purchase the Company's common stock pursuant to the following terms.

      Shares Issuable
      Upon Exercise               Option
        of Option          Exercise Price   Vesting Date (1)  Expiration Date
      ------------         --------------   ----------------  ---------------

      400,000                  $ 8.00          3/20/2015         3/20/2018
      400,000                  $12.00          3/20/2016         3/20/2018

     (1) The vesting date is the date the options may first be exercised. The vesting conditions for the shares, as described above, will apply to the options, except the vesting dates for the options will control and any unvested options will not be purchased by the Company.

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

     If during the term of the employment agreement Mr. Keogh is Terminated other than For Cause, there is a Change in Control, or Mr. Keogh terminates the employment agreement for Good Reason, then, all options which have not yet vested will immediately vest.

     If the employment agreement is terminated voluntarily by Mr. Keogh, or if the employment agreement is terminated by the Company for Cause, the vacation pay to the date of termination.

     If the employment agreement is terminated by the Company other than for Cause, or if Mr. Keogh terminates the employment agreement for Good Reason, the Company will pay Mr. Keogh, as his sole and exclusive remedy, all accrued salary and vacation pay, to the date of termination, and all salary that would have been paid through March 25, 2017.

     For purposes of the employment agreement:

     "Cause" is defined as:

          (i)  willful or gross neglect causing material harm to the Company;

         (ii)  willful or gross misconduct or insubordination;

        (iii)  the  commission  of  fraud,   misappropriation  or  embezzlement
               causing harm to the Company;

         (iv)  a material breach of the employment agreement by Mr. Keogh; or

          (v) a conviction or plea of no contest to a felony involving moral turpitude.

     "Change of Control" is defined as:

          (i) a merger, consolidation or reorganization resulting in the Company's shareholders controlling less than 50% of the successor corporation;

         (ii)  the sale of substantially all of the Company's assets; or

        (iii)  the sale of more than 50% of the Company's common stock.

      Termination "for Good Reason" is defined as:

          (i) the relocation by the Company of Mr. Keogh's principal place of employment from the United States;

         (ii)  a material reduction of Mr. Keogh's responsibilities and duties;

        (iii)  a material breach of the employment agreement by the Company; or

         (iv)  a reduction in Mr. Keogh's salary.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2014
                                      AMERICANN, INC.


                                      By:/s/ Benjamin J. Barton
                                         -------------------------------------
                                         Benjamin J. Barton, Chief Financial
                                         Officer